C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474
Tim Gagnon, Vice President (952) 683-5007

FOR IMMEDIATE RELEASE
C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS
MINNEAPOLIS, January 30, 2018 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2017. This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the segment service line net revenues discussed below as our segments have revenues from multiple service lines. Summarized financial results are set forth in the following table (dollars in thousands, except per share data).

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% change	2017	2016	% change
Total revenues	$3,959,786	$3,414,975	16.0%	$14,869,380	$13,144,413	13.1%
Net revenues:
Transportation
Truckload	$342,134	$296,740	15.3%	$1,229,999	$1,257,191	-2.2%
LTL	105,306	94,299	11.7%	407,012	381,817	6.6%
Intermodal	5,867	7,521	-22.0%	29,145	33,482	-13.0%
Ocean	73,135	69,033	5.9%	290,630	244,276	19.0%
Air	27,595	23,743	16.2%	100,761	82,167	22.6%
Customs	21,142	15,860	33.3%	70,952	50,509	40.5%
Other logistics services	29,554	28,404	4.0%	117,117	105,369	11.1%
Total transportation	604,733	535,600	12.9%	2,245,616	2,154,811	4.2%
Sourcing	27,116	25,916	4.6%	122,434	122,717	-0.2%
Total net revenues	631,849	561,516	12.5%	2,368,050	2,277,528	4.0%

Operating expenses	420,973	367,951	14.4%	1,592,931	1,439,997	10.6%
Income from operations	210,876	193,565	8.9%	775,119	837,531	-7.5%
Net income	$152,556	$122,303	24.7%	$504,893	$513,384	-1.7%
Diluted EPS	$1.08	$0.86	25.6%	$3.57	$3.59	-0.6%

Our total revenues increased 16.0 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016. The increase in total revenues was driven by increased customer pricing, volume, and fuel costs in most of our transportation services. Our total net revenues increased 12.5 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016.
For the fourth quarter of 2017, our total operating expenses increased 14.4 percent compared to the fourth quarter of 2016. Personnel expenses increased 19.7 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016. The increase in personnel expenses was the result of an increase in average headcount of 6.8 percent and an increase in variable compensation in the fourth quarter of 2017 compared to the fourth quarter of 2016. Other selling, general, and administrative expenses increased 1.6 percent.
Interest and other expenses increased approximately $14.4 million in the fourth quarter of 2017 compared to the fourth quarter of 2016. Interest expense increased due to a higher average debt balance and higher interest rates during the fourth quarter of 2017 compared to the fourth quarter of 2016. The higher average debt balance is a result of borrowings for the acquisition of Milgram and increased working capital needs. Additionally, in the fourth quarter of 2016, we had approximately $4 million in currency gains, primarily due to a stronger U.S. dollar.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

The provision for income taxes decreased 40.1 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016. During the fourth quarter of 2017, the provision for income taxes decreased by $19.7 million due to the benefit of deductions under Section 199 of the Internal Revenue Code and $12.1 million due to the impact of the Tax Cuts and Jobs Act (“Tax Reform”), which was signed into law on December 22, 2017. The $12.1 million benefit resulting from Tax Reform was primarily the result of the revaluation of deferred tax assets and liabilities due to the decrease in the corporate Federal income tax rate from 35 percent to 21 percent and was partially offset by the impact of certain transition taxes and other impacts of Tax Reform.
Results by Segment
Our three reportable segments are: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh. The balance of our business is reported as “All Other and Corporate.” All Other and Corporate includes our non-reportable segments, including Managed Services and Other Surface Transportation.
NAST provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services provided by NAST include truckload, less than truckload (“LTL”), and intermodal. Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$2,618,587	$2,281,435	14.8%	$9,728,810	$8,737,716	11.3%
Net revenues	415,315	363,281	14.3%	1,525,064	1,524,355	0.0%
Income from operations	180,557	157,631	14.5%	628,110	674,436	-6.9%

(1) Excludes intersegment revenues.

NAST total revenues increased 14.8 percent to $2.6 billion in the fourth quarter of 2017 from $2.3 billion in the fourth quarter of 2016. This increase was driven by pricing increases in all services. NAST net revenues increased 14.3 percent to $415.3 million in the fourth quarter of 2017 compared to $363.3 million in the fourth quarter of 2016, primarily from an increase in truckload net revenues.

NAST truckload net revenues increased 16.6 percent to $304.5 million in the fourth quarter of 2017 compared to $261.1 million in the fourth quarter of 2016, while truckload volumes declined 3 percent. NAST truckload net revenue margin was flat in the fourth quarter of 2017 compared to the fourth quarter of 2016.

NAST accounted for approximately 94 percent of our total North America truckload net revenues in the fourth quarter of 2017 and 93 percent in the fourth quarter of 2016. The majority of the remaining North American truckload net revenues is included in Robinson Fresh. Excluding the estimated impacts of the change in fuel prices, our average North America truckload rate per mile charged to our customers increased approximately 15 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016. Our truckload transportation costs increased approximately 14.5 percent, excluding the estimated impacts of the change in fuel prices.

NAST LTL net revenues increased 10.9 percent to $100.5 million in the fourth quarter of 2017 compared to $90.6 million in the fourth quarter of 2016. NAST LTL volumes increased approximately 10 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016, and net revenue margin decreased.

NAST intermodal net revenues decreased 34.4 percent to $4.7 million in the fourth quarter of 2017 compared to $7.1 million in the fourth quarter of 2016. NAST intermodal net revenues and net revenue margin decreased while volume increased in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to higher costs on owned and leased containers.

NAST operating expenses increased 14.2 percent in the fourth quarter of 2017 to $234.8 million compared to $205.7 million in the fourth quarter of 2016. This increase was due to increases in personnel expenses. The increase in personnel expenses is related to an increase in variable compensation in the fourth quarter of 2017 and an increase in average headcount of 1.0 percent compared to the fourth quarter of 2016. The operating expenses of NAST and all other segments include allocated corporate expenses.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, New Zealand, and South America and also contracts with independent agents worldwide. The primary services provided by Global Forwarding include ocean freight services, air freight services, and customs brokerage. Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$591,245	$475,971	24.2%	$2,140,987	$1,574,686	36.0%
Net revenues	127,869	114,079	12.1%	485,280	397,537	22.1%
Income from operations	16,836	24,631	-31.6%	91,842	80,931	13.5%

(1) Excludes intersegment revenues.

Global Forwarding total revenues increased 24.2 percent in the fourth quarter of 2017 to $591.2 million from $476.0 million in the fourth quarter of 2016. Global Forwarding net revenues increased 12.1 percent to $127.9 million in the fourth quarter of 2017 compared to $114.1 million in the fourth quarter of 2016. The acquisition of Milgram accounted for approximately five percentage points of the net revenue growth in Global Forwarding.

Ocean net revenues increased 5.5 percent to $73.1 million in the fourth quarter of 2017 compared to $69.3 million in the fourth quarter of 2016. Air net revenues increased 16.7 percent to $25.7 million in the fourth quarter of 2017 compared to $22.0 million in the fourth quarter of 2016. Customs net revenues increased 33.3 percent to $21.1 million in the fourth quarter of 2017 compared to $15.9 million in the fourth quarter of 2016. These increases were primarily due to volume increases, including those from acquisition.

Global Forwarding operating expenses increased 24.1 percent in the fourth quarter of 2017 to $111.0 million from $89.4 million in the fourth quarter of 2016. This increase was due to increases in both personnel and selling, general, and administrative expenses. The personnel expense increase was driven by an average headcount increase of 19.0 percent. The acquisition of Milgram added approximately 7.5 percent to Global Forwarding average headcount. The selling, general, and administrative expense increase was primarily driven by the addition of Milgram.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products it sells, in addition to temperature controlled transportation services for its customers. Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% change	2017	2016	% change
Total revenues (1)	$594,646	$529,449	12.3%	$2,415,740	$2,344,131	3.1%
Net revenues	54,123	51,753	4.6%	226,059	234,794	-3.7%
Income from operations	12,887	12,980	-0.7%	53,374	75,757	-29.5%

(1) Excludes intersegment revenues.

Robinson Fresh total revenues increased 12.3 percent to $594.6 million in the fourth quarter of 2017 from $529.4 million in the fourth quarter of 2016. Robinson Fresh net revenues increased 4.6 percent to $54.1 million in the fourth quarter of 2017 compared to $51.8 million in the fourth quarter of 2016 as a result of increases in sourcing and transportation net revenues.

Robinson Fresh sourcing net revenues increased 4.6 percent to $27.1 million from $25.9 million in the fourth quarter of 2017 compared to the fourth quarter of 2016. This increase was due to an increase in net revenue margin and a case volume increase of one percent compared to the fourth quarter of 2016.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

Robinson Fresh transportation net revenues increased 4.5 percent to $27.0 million in the fourth quarter of 2017 compared to $25.8 million in the fourth quarter of 2016, primarily due to an increase in other transportation revenue, partially offset by a decrease in truckload net revenues. Robinson Fresh transportation net revenue margin decreased in the fourth quarter of 2017 compared to the fourth quarter of 2016.

Robinson Fresh operating expenses increased 6.4 percent in the fourth quarter of 2017 to $41.2 million from $38.8 million in the fourth quarter of 2016. This was primarily due to an increase in salaries and variable compensation, partially offset by a decline in selling, general, and administrative expenses.

All Other and Corporate includes our Managed Services segment, as well as Other Surface Transportation outside of North America and other miscellaneous revenues. It also includes any unallocated corporate expenses. Managed Services provides Transportation Management Service, or Managed TMS. Europe Surface Transportation provides services similar to NAST across the European continent. Net revenues for Managed Services and Other Surface Transportation are summarized as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
Net revenues	2017	2016	% change	2017	2016	% change
Managed Services	$18,322	$17,667	3.7%	$72,166	$64,701	11.5%
Other Surface Transportation	16,220	14,736	10.1%	59,481	56,141	5.9%

Managed Services net revenues increased 3.7 percent in the fourth quarter of 2017 to $18.3 million compared to $17.7 million the fourth quarter of 2016. This increase was a result of new business. Other surface transportation net revenues increased 10.1 percent in the fourth quarter of 2017 to $16.2 million compared to $14.7 million in the fourth quarter of 2016. This increase is primarily the result of increased volumes, partially offset by margin compression in the surface transportation business in Europe.

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 120,000 customers and 73,000 active contract carriers through our integrated network of offices and more than 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded since 1997. For more information, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; risks of unexpected or unanticipated events or opportunities that might require additional capital expenditures; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2017 Earnings Conference Call
Wednesday, January 31, 2017; 8:30 a.m. Eastern Time
We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817
Callers should reference the conference ID, which is 13674982
An audio replay will be available at http://investor.chrobinson.com.
Telephone audio replay available until 11:30 a.m. Eastern Time on February 7, 2018: 877-660-6853;
passcode: 13674982#
International callers dial +1-201-612-7415

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016

Revenues:
Transportation	$3,647,167	$3,110,978	$13,502,906	$11,704,745
Sourcing	312,619	303,997	1,366,474	1,439,668
Total revenues	3,959,786	3,414,975	14,869,380	13,144,413
Costs and expenses:
Purchased transportation and related services	3,042,434	2,575,378	11,257,290	9,549,934
Purchased products sourced for resale	285,503	278,081	1,244,040	1,316,951
Personnel expenses	311,599	260,305	1,179,527	1,064,936
Other selling, general, and administrative expenses	109,374	107,646	413,404	375,061
Total costs and expenses	3,748,910	3,221,410	14,094,261	12,306,882
Income from operations	210,876	193,565	775,119	837,531
Interest and other expense	(17,502)	(3,118)	(46,656)	(25,581)
Income before provision for income taxes	193,374	190,447	728,463	811,950
Provisions for income taxes	40,818	68,144	223,570	298,566
Net income	$152,556	$122,303	$504,893	$513,384

Net income per share (basic)	$1.09	$0.86	$3.59	$3.60
Net income per share (diluted)	$1.08	$0.86	$3.57	$3.59

Weighted average shares outstanding (basic)	139,572	141,711	140,610	142,706
Weighted average shares outstanding (diluted)	140,724	142,164	141,382	142,991

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

BUSINESS SEGMENT INFORMATION
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended December 31, 2017
Revenues	$2,618,587	$591,245	$594,646	$155,308	$—	$3,959,786
Intersegment revenues (1)	133,197	6,742	51,011	4,398	(195,348)	—
Total revenues	$2,751,784	$597,987	$645,657	$159,706	$(195,348)	$3,959,786
Net revenues	$415,315	$127,869	$54,123	$34,542	$—	$631,849
Operating income	$180,557	$16,836	$12,887	$596	$—	$210,876
Depreciation and amortization	$6,126	$8,734	$1,196	$7,581	$—	$23,637
Total Assets	$2,277,252	$821,182	$434,080	$703,320	$—	$4,235,834
Average headcount	6,878	4,683	935	2,540	—	15,036

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended December 31, 2016
Revenues	$2,281,435	$475,971	$529,449	$128,120	$—	$3,414,975
Intersegment revenues (1)	86,898	6,726	36,203	1,569	(131,396)	—
Total revenues	$2,368,333	$482,697	$565,652	$129,689	$(131,396)	$3,414,975
Net revenues	$363,281	$114,079	$51,753	$32,403	$—	$561,516
Operating income	$157,631	$24,631	$12,980	$(1,677)	$—	$193,565
Depreciation and amortization	$5,575	$7,868	$1,192	$7,318	$—	$21,953
Total Assets	$2,088,611	$703,741	$376,654	$518,752	$—	$3,687,758
Average headcount	6,809	3,934	951	2,380	—	14,074

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

BUSINESS SEGMENT INFORMATION
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve Months Ended December 31, 2017
Revenues	$9,728,810	$2,140,987	$2,415,740	$583,843	$—	$14,869,380
Intersegment revenues (1)	462,390	30,198	167,292	18,174	(678,054)	—
Total revenues	$10,191,200	$2,171,185	$2,583,032	$602,017	$(678,054)	$14,869,380
Net revenues	$1,525,064	$485,280	$226,059	$131,647	—	$2,368,050
Operating income	$628,110	$91,842	$53,374	$1,793	—	$775,119
Depreciation and amortization	$23,230	$33,308	$4,730	$31,709	—	$92,977
Total Assets	$2,277,252	$821,182	$434,080	$703,320	—	$4,235,834
Average headcount	6,907	4,310	957	2,513	—	14,687

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve Months Ended December 31, 2016
Revenues	$8,737,716	$1,574,686	$2,344,131	$487,880	$—	$13,144,413
Intersegment revenues (1)	298,438	30,311	119,403	2,211	(450,363)	—
Total revenues	$9,036,154	$1,604,997	$2,463,534	$490,091	$(450,363)	$13,144,413
Net revenues	$1,524,355	$397,537	$234,794	$120,842	$—	$2,277,528
Operating income	$674,436	$80,931	$75,757	$6,407	—	$837,531
Depreciation and amortization	$22,126	$23,099	$3,782	$25,662	—	$74,669
Total Assets	$2,088,611	$703,741	$376,654	$518,752	—	$3,687,758
Average headcount	6,773	3,673	942	2,282	—	13,670

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$333,890	$247,666
Receivables, net	2,113,930	1,711,191
Other current assets	63,116	49,245
Total current assets	2,510,936	2,008,102

Property and equipment, net	230,326	232,953
Intangible and other assets	1,494,572	1,446,703
Total assets	$4,235,834	$3,687,758

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,096,664	$921,788
Accrued compensation	105,316	98,107
Accrued income taxes	12,240	15,472
Other accrued expenses	58,229	70,351
Current portion of debt	715,000	740,000
Total current liabilities	1,987,449	1,845,718

Long term debt	750,000	500,000
Noncurrent income taxes payable	26,684	18,849
Deferred tax liability	45,355	65,122
Other long-term liabilities	601	222
Total liabilities	2,810,089	2,429,911

Total stockholders’ investment	1,425,745	1,257,847
Total liabilities and stockholders’ investment	$4,235,834	$3,687,758

(more)

C.H. Robinson Worldwide, Inc.
January 30, 2018

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Twelve Months Ended
	December 31,
	2017	2016
Operating activities:
Net income	$504,893	$513,384
Stock-based compensation	41,805	37,565
Depreciation and amortization	92,977	74,669
Provision for doubtful accounts	13,489	5,136
Deferred income taxes	(28,731)	15,009
Excess tax benefit on stock-based compensation	(13,657)	(18,462)
Other	4,491	1,907
Changes in operating elements, net of acquisitions:
Receivables	(364,181)	(173,211)
Prepaid expenses and other	(9,173)	(6,378)
Other non-current assets	(19,099)	(3,934)
Accounts payable and outstanding checks	144,041	115,917
Accrued compensation and profit-sharing contribution	7,209	(47,570)
Accrued income taxes	19,452	19,921
Other accrued liabilities	(13,015)	(4,545)
Net cash provided by operating activities	380,501	529,408

Investing activities:
Purchases of property and equipment	(40,122)	(73,452)
Purchases and development of software	(17,823)	(17,985)
Acquisitions, net of cash	(49,068)	(220,203)
Other	(521)	(1,348)
Net cash used for investing activities	(107,534)	(312,988)

Financing activities:
Borrowings on accounts receivable securitization facility	250,000	—
Borrowings on line of credit	8,784,000	6,600,000
Repayments on line of credit	(8,809,000)	(6,310,000)
Net repurchases of common stock	(165,412)	(190,332)
Excess tax benefit on stock-based compensation	—	18,462
Cash dividends	(258,222)	(245,430)
Net cash used for financing activities	(198,634)	(127,300)
Effect of exchange rates on cash	11,891	(9,683)

Net change in cash and cash equivalents	86,224	79,437
Cash and cash equivalents, beginning of period	247,666	168,229
Cash and cash equivalents, end of period	$333,890	$247,666

	As of December 31,
Operational Data:	2017	2016
Employees	15,074	14,125

Source: C.H. Robinson
###